Exhibit 10.1

Executive SEPARATION Policy

This Executive Separation Policy (this “Policy”) applies to participating executives (“Executives”) of MRC Global Inc. and its subsidiaries (the “Company”) beginning as of February 8, 2021 (the “Effective Date”).  Capitalized terms used but not otherwise defined in this Policy have the meanings ascribed to them in Exhibit A.

Purpose

The purposes of this Policy are to:

●	provide the participating Executives with a separation benefit if the Company, in its sole discretion, terminates an Executive’s employment with the Company without Cause or the Executive terminates employment for Good Reason for actions the Company takes, in its sole discretion

●	provide a retention incentive for each Executive to continue the Executive’s service with the Company during transitional periods such as internal re-organizations, changes in Company leadership, potential or actual changes in control of the Company or similar circumstances

●	provide each Executive with further comfort to discharge the Executive’s duties to raise and debate ideas for the benefit of the Company and its shareholders

●	provide a benefit to each Executive in exchange for a release of any potential claims upon termination of the Executive’s employment and to obtain from each Executive confirmation of the Executive’s obligations under post-employment restrictive covenants

●	continue to align each Executive’s interests for the benefit of the Company and its shareholders during the period following the Executive’s separation through the Executive’s stake in equity or other long-term incentive awards the Executive received prior to the Executive’s termination of employment

●	clarify, document and codify the Company’s existing practices or policies with respect to separation payments for Company executives prior to the Effective Date

Participating Executives and Applicability

This Policy provides a benefit to the following participating Executives:

Title	Multiplier
Chief Executive Officer (“CEO”)	2.0
President	2.0
Executive Vice Presidents	1.5
Senior Vice Presidents	1.0

If an Executive has an employment agreement with the Company that provides a current obligation for the Company to pay a separation benefit for Company’s termination of the Executive without cause or for the Executive’s termination of employment for good reason, this Policy is not applicable to that Executive. For the avoidance of doubt, if the same Executive holds both of the titles of CEO and President, the Executive will only be entitled to one benefit under this Policy.

The Company may terminate any Executive’s employment for any reason, and the Executive may voluntarily terminate the Executive’s employment for any reason. Upon the termination of the Executive’s employment with the Company for any reason other than Cause, the Executive will be entitled to the Accrued Amounts.

Separation Benefits

If the Company terminates an Executive’s employment other than for Cause, death or Disability, or if the Executive terminates the Executive’s own employment for Good Reason, in addition to any Accrued Amounts that the Company owes to the Executive, the Company shall provide the Executive the following “Separation Benefits”:

(i)

a pro-rata portion of the STI during the fiscal period of termination (which is usually a calendar year), based on the number of days that have elapsed in the fiscal period through the date of termination of the Executive’s employment; the Company shall pay this pro-rated STI at the same time the Company pays other Company executives their STI payments for the period, and the STI payment amount shall be based on actual performance through the end of the applicable fiscal period against the metrics and goals that had been previously approved for the performance period;

(ii)

A “Separation Payment” equal to the Executive’s annual base salary in effect immediately prior to the Executive’s termination (and prior to any reduction of salary giving rise to Good Reason) multiplied by the Executive’s Multiplier; the Company shall pay this Separation Payment in equal installments at the same time the Executive would have received the Executive’s base salary during normal payroll cycles;

(iii)	Outstanding, unvested long-term incentive (“LTI”) or equity award agreements shall be treated as follows:

a.

If pursuant to an LTI award agreement, equity award agreement, employment agreement or similar agreement, the Company has deemed the Executive to be “retired” for the purposes of an LTI or equity award, the Executive shall be treated as so retired under this Policy and the applicable agreements regarding the LTI or equity award shall govern the Executive’s treatment under the “retirement” provisions of the agreements;

b.

If the Executive does not meet the ”retirement” treatment of the provisions of the agreements, the Executive shall be deemed to remain employed for the purposes of any LTI or equity award agreement for an additional time period equal to one year multiplied by the Executive’s Multiplier and any amounts that may vest pursuant to the provisions of each award agreement shall continue to vest during this additional period; and

c.	For the purposes of PSU awards, Section 5.4 of the PSU award agreements shall govern the proration of any PSU awards; and

(iv)

Medical Continuation for one year multiplied by the Executive’s Multiplier; the Company shall provide Medical Continuation on a continuing basis during this period from the date of Executive’s termination.

Each participating Executive’s Multiplier is set forth beside each participating Executive’s title above. For the avoidance of doubt, any change of control of the company shall not impact the Separation Benefits that this Policy provides. With the exception of Accrued Amounts, the Company is not required to make any payments to the Executive earlier than the 60th day after the Executive’s termination to allow the Executive’s consideration, execution and delivery of the documentation required in the immediately following section, the Company’s receipt of which is a condition to the receipt of Separation Benefits.

Conditions to an Executive’s Receipt of the Separation Benefits

An Executive’s receipt of the Separation Benefits is conditioned on:

(i)

Restrictive Covenants. the Executive’s continued compliance with the covenants contained in any LTI or equity award agreement, and any other agreements between the Company and the Executive (collectively, the “Covenants”),

(ii)

Release of Claims. the Executive’s execution, delivery and non-revocation of an effective, valid and enforceable general release of claims generally in form and substance reasonably satisfactory to the Company (the “Release”) within 60 days of the effective date of the Executive’s termination; provided that the Executive shall not be required pursuant to any such Release to waive or release the following:

a.	the Executive’s right, if any, to vested pension or Retirement Savings Plan benefits under the Company’s standard programs, plans and policies;

b.

claims that the Executive may have against the Company or its insurers for indemnification under corporate charters or by-laws, indemnification agreements, director and officer insurance, or other similar protection afforded Company officers or directors to provide them with protection;

c.	claims the Executive may have against the Company where the events in dispute first arise after execution of the Release; and

d.

rights of the Executive arising under, or preserved by, any subsequent separation agreement, including any separation agreement that further describes the Executive’s obligations or benefits under this Policy;

(iii)

Duties of Confidentiality. the Executive’s execution and delivery of an acknowledgment of the Executive’s duties to maintain after the Executive’s termination of employment the confidentiality of non-public information of the Company that the Executive learned while in the Company’s employment; and

(iv)

Cooperation. the Executive’s execution and delivery of an agreement to cooperate with the Company after the Executive’s termination of employment in any investigation of matters that occurred during the Executive’s employment, answer questions regarding matters that occurred during the Executive’s employment and provide the Company with support in any disputes that arise out of matters for which the Executive had familiarity during the Executive’s employment, including, if necessary, providing court testimony, depositions or the like. Any request by the Company must be reasonable, reasonably accommodate the Executive’s obligations to others, including new employers, or the Executive’s health conditions and is subject to renumeration to the Executive no less than the same rate of renumeration the Executive received while employed.

If the Company determines that the Executive has breached any of the Covenants (after any investigation or notices provided in the Covenants) or has engaged in activities prior to termination of employment that constitute Cause and notifies the Executive of the same in writing, the Executive will immediately return to the Company any portion of the Separation Benefits that the Executive has received, and any further Separation Benefits shall cease.

Required Delay in Timing of Separation Payments

Notwithstanding any other provision of this Policy to the contrary, for the purposes of Section 409A, the Company will not commence payment of the Separation Payments until one day after the day which is six months after the Executive incurs a separation from service (the “Delay Period”), with the first payment equaling the total of all payments that would have been paid during the Delay Period. The Company makes no representations that the payments and benefits provided under this Policy will comply with the requirements Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest or other expenses that may be incurred by an Executive as a result of any failure to satisfy or otherwise comply with Section 409A. Each installment of the Separation Payment shall be considered and treated as a separate payment for purposes of Section 409A. An Executive may not assign the Separation Benefits.

With regard to Medical Continuation or other reimbursement or in-kind benefit provided under this Policy,

(i)

the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year,

(ii)	such reimbursements will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and

(iii)	the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

Intervening Death of an Executive

If an Executive becomes eligible for the Separation Benefits but the Executive dies before the Executive receives all of the Separation Benefits, the Company shall provide any remaining Accrued Amounts or amounts under clauses (i) and (ii) under “Separation Benefits” to the Executive’s estate at the same time that the Company would have otherwise paid the Executive, the LTI awards shall cease continued vesting and the provisions applicable to death under each of the LTI award agreements shall be followed, and the Company shall continue to provide Medical Continuation for the remaining period under “Separation Benefits” to any dependents that the Executive has declared under the Company’s medical, dental and vision plans.

Changes, Governing Law & Interpretation

The board of directors of the Company (the “Board”) and the Compensation Committee of the Board may, each in its sole discretion, amend, change or terminate this Policy, designate additional Executive’s to participate in the benefits of the Policy, remove Executives from participation in the Policy or waive or alter its implementation or requirements; provided that any such amendment, change, termination, designation, removal, waiver or alteration that is adverse to an Executive’s interests shall be made only after providing the impacted Executive at least 181 days’ written notice of the effectiveness of the amendment, change, termination, designation, removal, waiver or alteration.

This Policy shall be governed by the laws of the State of Texas, without reference to its law of conflicts of law. Participating Executives in this Policy are provided enforceable rights under this Policy upon which they may rely. Notwithstanding any provision of this Policy to the contrary, it is not intended that any Executive receive duplicate benefits under this Policy and any other separation law, agreement or benefit, and to the extent a court of competent jurisdiction determines otherwise, the benefits under this Policy are null and void.

The Compensation Committee of the Board, or if one does not exit, the Board, shall construe and interpret this Policy to the extent there are matters that this Policy has not addressed.

EXHIBIT A

DEFINITIONS

“Accrued Amounts” means any base salary earned but unpaid through the date of termination, any unpaid STI for completed fiscal periods (which are usually calendar years) and, to the extent not yet paid or provided, any other amounts or benefits, including (among others) unused vacation, required to be paid or provided under any plan, program, policy or practice or other contract or agreement of the Company and its affiliates through the date of termination of employment.

“Cause” means an Executive’s:

●	continuing failure, for more than ten days after the Company’s written notice to the Executive of the failure, to perform such duties as the Company reasonably requests;

●

failure to observe material policies generally applicable to officers or Executives of the Company unless the failure is capable of being cured and is cured within ten days of the Executive receiving written notice of the failure;

●	failure to cooperate with any internal investigation of the Company or any of its affiliates;

●	commission of any act of fraud, theft or financial dishonesty with respect to the Company or any of its affiliates or indictment or conviction of any felony; or

●

material violation of the provisions of any agreement with the Company by the Executive unless the violation is capable of being cured and is cured within ten days of the Executive receiving written notice of the violation.

“Disability” means a disability that entitles the Executive to receive long-term disability benefits under the long-term disability plan of the Company or its affiliates in which the Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days during any 365 day period irrespective of whether such days are consecutive.

“Good Reason” means

●	a reduction in an Executive’s base salary or target STI percentage, other than reductions that are equal in percentage and applicable to all participating Executives under this Policy; or

●

relocation of an Executive’s principal place of employment by more than 50 miles from the Executive’s then current principal place of employment; provided that relocation shall not be “Good Reason” for the CEO;

provided, that the Executive must give written notice of termination for Good Reason within

60 days of the occurrence of the first event giving rise to Good Reason and the Company shall have not reinstated the Executive’s base salary or target STI percentage or rescinded Executive’s relocation, in each case, in writing to Executive within 10 days of receipt of the notice .

Exhibit A-1

“Medical Continuation” means continuation of medical, dental and vision benefits on the same terms as then in effect for active senior executives of the Company and the Executive’s then declared dependents, subject to each dependent’s continued eligibility under the appropriate plan, for a period for each Executive equal to one year multiplied by the Executive’s Multiplier; provided, that during the period, the Executive must pay the full cost of the medical, dental or vision benefits on a monthly basis, and the Company will reimburse the Executive the amounts paid for the coverage (less that portion of Executive’s payment that Executive would have paid as the “employee portion” under the plan) on a regular, periodic basis within 30 days after the reimbursable amounts are incurred by the Executive; provided further that, prior to any reimbursement, the Executive must have provided the Company appropriate written evidence of the reimbursable amount; and provided, further that the Executive may remove but not add eligible dependents, must remove ineligible dependents and will receive a reduction in expense commensurate with coverage under the Company’s then existing plans upon removal.

“Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other interpretive guidance issued thereunder.

“STI” means the additional cash incentive compensation that the Executive will be eligible to receive for each completed fiscal period of a year or less during the Executive’s employment with the Company pursuant to the short-term incentive plan of the Company in effect at the time.

Exhibit A-2

Executive SePARATION Policy ERISA Claims Procedures Supplement

This supplement to the Executive Separation Policy of MRC Global Inc. and its subsidiaries (the “Policy”) sets forth the Policy’s claims and appeals procedures required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Capitalized terms used but not otherwise defined in this supplement have the meanings ascribed to them in the Policy.

Claim for Benefits

It shall not be necessary for an Executive who has become entitled to receive Separation Benefits under the Policy to file a claim for those benefits with any person as a condition precedent to receiving payment of those benefits. However, an Executive who believes that he or she has become entitled to Separation Benefits under the Policy and who has not received, or commenced receiving, those benefits, or who believes that he or she is entitled to a benefit in excess of the benefit that he or she has received, or commenced receiving, may file a written claim for such benefit with any member of the Compensation Committee of the Board at any time on or prior to the end of the fiscal year next following the fiscal year in which he or she allegedly became entitled to receive payment of the benefit in question. Such written claim shall set forth the Executive's name, address and e-mail address and a statement of the facts and a reference to the pertinent provisions of the Policy upon which such claim is based.

The Compensation Committee of the Board shall, within 30 calendar days after such written claim is delivered, provide the claimant with written notice of its decision with respect to such claim. If such claim is denied in whole or in part, the Compensation Committee of the Board shall, in such written notice to the claimant, set forth in a manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of the Policy upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and an explanation of the provisions for review of claims set forth in below.

Appeal of Denied Claim for Benefits

An Executive who has filed a written claim for benefits with the Compensation Committee of the Board that has been denied may appeal the denial to the Compensation Committee of the Board and receive a full and fair review of his or her claim by filing with any member of the Compensation Committee of the Board a written application for review at any time within 60 calendar days after receipt from the Compensation Committee of the Board of the written notice of denial of his or her claim described above. An Executive who submits a timely written application for review shall be entitled to review any and all documents pertinent to his or her claim and may submit issues and comments to the Compensation Committee of the Board in writing. Not later than 30 calendar days after receipt of a written application for review, the Compensation Committee of the Board shall give the claimant written notice of its decision on review, which written notice shall set forth in a manner calculated to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of the Policy upon which the decision is based.

Any act permitted or required to be taken by an Executive under this supplement may be taken for and on behalf of such Executive by the Executive's duly authorized representative or by the Compensation Committee or the Board by their duly authorized representative, which, in the absence of a designation shall be the Company’s general counsel. Any claim, notice, application or other writing permitted or required to be filed with or given to a person under this supplement is considered to have been filed or given when:

●	deposited in the U.S. mail, postage prepaid, certified, return receipt requested, or via a reputable courier service such as Federal Express, UPS or DHL, delivery confirmed by the service, and, in each case, properly addressed to the person to whom it is to be given or with whom it is to be filed or

●	sent via e-mail, if to the Compensation Committee or the Board, to gc@mrcglobal.com, or if to the Executive, to the e-mail address that Executive provides, provided that the sender receives a return e-mail acknowledging acceptance.

Any such claim, notice, application, or other writing deemed filed or given pursuant to the preceding sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received upon confirmation of delivery.  Any such notice, application, or other writing directed to an Executive shall be deemed properly addressed if directed to the address or e-mail address set forth in the written claim filed by such Executive.